Consent of Independent Registered Public Accounting Firm

To the Shareholders and

Board of Trustees of

Evergreen Equity Trust:

We consent to the use of our reports, dated September 28, 2009, with respect to the financial statements of the Evergreen Equity Income Fund, Evergreen Disciplined Value Fund, and Evergreen Golden Large Cap Core Fund as of July 31, 2009, and our report, dated November 24, 2009, for the Evergreen Large Company Growth Fund as of September 30, 2009, each a series of the Evergreen Equity Trust, incorporated herein by reference, and to the reference to our firm under the caption “FINANCIAL STATEMENTS” in the prospectus/proxy statement filed on form N-14.

/s/ KPMG LLP

Boston, Massachusetts

February 17, 2010